                                                                  Exhibit 2(c)


         AGREEMENT AND PLAN OF REORGANIZATION


       AGREEMENT AND PLAN OF REORGANIZATION
("Reorganization Agreement" or "Agreement"), dated as of December 7, 1993, between L.S.B. BANCSHARES, INC. OF
SOUTH CAROLINA ("LSB"), a South Carolina corporation having its home office at 309 Columbia Avenue, P.O.
Box 8, Lexington, South Carolina 29071, and BB&T
FINANCIAL CORPORATION ("BB&T"), a North Carolina corporation having its home office at 223 West Nash
Street, Wilson, North Carolina 27893.

                  W I T N E S S E T H

       WHEREAS, the parties hereto desire that LSB shall be merged with and into BB&T Financial Corporation of South Carolina ("BB&T-SC"), a South Carolina corporation which is a wholly owned subsidiary of BB&T (said transaction being hereinafter referred to as the "Merger") pursuant to a plan of merger in the form attached hereto as Annex A ("Plan of Merger");

       WHEREAS, the parties hereto desire that The
Lexington State Bank ("Lexington") and The Community
Bank of South Carolina ("Community"), each wholly owned
South Carolina chartered bank subsidiaries of LSB, shall be merged ("Bank Mergers") with and into Branch Banking and Trust Company of South Carolina, BB&T-SC's wholly owned South Carolina chartered bank subsidiary ("Branch
Bank-SC") pursuant to one or more Plans of Merger, in form or forms to be specified by BB&T and agreeable to LSB ("Bank Merger Agreement"); and

       WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

       NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:


                       ARTICLE I
                      DEFINITIONS

       "Bank Holding Company Act" shall mean the Bank
Holding Company Act of 1956, as amended.

       "BB&T Common Stock" shall mean the shares of common stock, par value $2.50 per share, of BB&T.

       "BB&T Average Closing Price" shall mean the average per share closing price of BB&T Common Stock as reported on the Nasdaq/National Market System for the ten consecutive trading days ending on the tenth business day prior to the Closing Date.

       "BB&T Subsidiary" shall mean each of BB&T-SC, Branch Bank-SC and Branch Banking and Trust Company, a
North Carolina chartered bank subsidiary of BB&T.

       "Closing Date" shall mean the date specified pursuant to Section 4.11 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

       "Code" shall mean the Internal Revenue Code of 1986, as amended.

       "Commission" shall mean the Securities and Exchange Commission.

       "CRA" shall mean the Community Reinvestment Act of 1977, as amended.

       "Effective Date" shall mean the date specified pursuant to Section 4.11 hereof as the effective date of the Merger.

       "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

       "Environmental Laws" means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment.

       "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended.

       "Exchange Act" shall mean the Securities Exchange
Act of 1934, as amended.

       "FDIA" shall mean the Federal Deposit Insurance
Act, as amended.

       "FDIC" shall mean the Federal Deposit Insurance
Corporation.

       "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

       "Financial Statements" shall mean (a) with respect to BB&T, (i) the consolidated balance sheets
(including related notes and schedules, if any) of BB&T as of December 31, 1992 and 1991 and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1992, 1991 and 1990 as filed by BB&T in Securities
Documents and (ii) the consolidated balance sheets of BB&T (including related notes and schedules, if any) and related statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) included in Securities Documents filed by BB&T with respect to periods ended subsequent to December 31, 1992, and (b) with respect to LSB, (i) the consolidated balance sheets (including related notes and schedules, if any) of LSB as of December 31, 1992 and 1991 and the related consolidated statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1992, 1991 and 1990 as filed by LSB in Securities Documents and (ii) the consolidated balance sheets of LSB (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity and cash flows
(including related notes and schedules, if any) included in Securities Documents filed by LSB with respect to periods ended subsequent to December 31, 1992.

       "LSB Subsidiaries" shall mean Lexington,
Community and any other corporation, bank, savings association, partnership, Joint Venture, or other organization more than 10% of the stock or ownership interest of which is owned, directly or indirectly, by LSB, as Previously Disclosed.

       "Joint Venture" shall mean any joint venture, partnership or similar arrangement in which LSB or any LSB Subsidiary is a member, party to or partner (whether general or limited), as Previously Disclosed.

       "Material Adverse Effect" shall mean a material adverse effect on the financial condition, results of operations, business or prospects of LSB, Lexington and Community, taken as a whole.

       "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

       "Option Agreement" shall mean the Option
Agreement dated as of even date herewith between LSB and BB&T, which shall be executed immediately following execution of this Reorganization Agreement.

       "Previously Disclosed" shall mean disclosed in
(i) a Securities Document delivered by one party to the other on or prior to the execution of this Reorganization Agreement or (ii) a letter from the party delivered and dated not later than December 14, 1993 making such disclosure specifically referring to this Agreement and delivered to the other party, provided that such letter is not materially inconsistent with a draft of such letter delivered to the other party and dated on or prior to the date of this Agreement. Any matter included, whether aggregated or not, in Financial
Statements shall be deemed to be Previously Disclosed.

       "Proxy Statement" shall mean the proxy statement together with any supplements thereto sent to shareholders of LSB to solicit their votes in connection with this Agreement and the Plan of Merger.

       "Registration Statement" shall mean the
registration statement with respect to the BB&T Common
Stock to be issued in the Merger as declared effective by the Commission under the Securities Act.

       "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests, and stock appreciation rights, performance units and similar stock-based rights whether or not they obligate the issuer thereof to issue stock or other securities or to pay cash.

       "SCBCA" shall mean the South Carolina Business
Corporation Act, as amended.

       "Securities Act" shall mean the Securities Act of 1933, as amended.

       "Securities Documents" shall mean all reports, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

       "Securities Laws" shall mean the Securities Act;
the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended;
and the rules and regulations of the Commission promulgated thereunder.

       "State Board" shall mean the South Carolina State
Board of Financial Institutions.

       "TILA" shall mean the Truth in Lending Act, as amended.

       Other terms used herein are defined in the preamble and elsewhere in this Agreement.


                      ARTICLE II
         REPRESENTATIONS AND WARRANTIES OF LSB

       LSB represents and warrants to BB&T as follows:

2.1    Capital Structure

       The authorized capital stock of LSB consists of
5,000,000 shares of common stock, par value $2.50 per
share ("LSB Common Stock").  As of the date hereof,
there were 2,688,028 shares of LSB Common Stock issued
and outstanding and 1,390,838 shares of LSB Common Stock
reserved for issuance in connection with the pending
acquisition of The Dorn Banking Company, LSB Dividend
Reinvestment Plan and the Option Agreement.   All
outstanding shares of LSB Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. No other classes of capital stock of LSB are authorized. There are no Rights authorized, issued or outstanding with respect to the capital stock of LSB.
 Shareholders of LSB do not have preemptive rights.

2.2    Organization, Standing and Authority

       LSB is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina with full corporate power and authority to carry on its business as now conducted and does not do business in any other states of the United
States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires qualification to do business. LSB is registered as a bank holding company with the Federal
Reserve Board under the Bank Holding Company Act.

2.3    Ownership of LSB Subsidiaries

       LSB does not own, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, Joint Venture, or other organization, except for the LSB Subsidiaries. The outstanding shares of capital stock or other ownership interests of the LSB Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by LSB free and clear of all liens, claims and encumbrances or preemptive rights of any person. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of any LSB
Subsidiaries and there are no agreements, understandings or commitments relating to the right of LSB to vote or to dispose of said shares or other ownership interests.
None of the shares of capital stock of any LSB
Subsidiary has been issued in violation of the preemptive rights of any person.

2.4    Organization, Standing and Authority
       of the LSB Subsidiaries

       Each of the LSB Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of South Carolina. Lexington and Community each are duly organized South Carolina chartered banks. Each of the LSB Subsidiaries: (i) has full corporate power and authority to carry on its business as now conducted; (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where failure to so qualify would not have a Material Adverse Effect; and (iii) is not engaged in any activities that have not been Previously
Disclosed.

2.5    Authorized and Effective Agreement

       a. LSB has all requisite corporate power and authority to enter into and (subject to receipt of all necessary governmental approvals and the receipt of approval of shareholders of LSB of the Plan of Merger) to perform all of its obligations under this

Reorganization Agreement, the Plan of Merger, the Bank
Merger Agreement and the Option Agreement. The execution and delivery of this Reorganization Agreement, the Plan of Merger, the Bank Merger Agreement and the Option Agreement and consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of LSB, and in the case of the Bank Merger Agreement, Lexington and Community, except, in the case of this Reorganization Agreement and the Plan of Merger, the approval of LSB shareholders pursuant to and to the extent required by applicable law. This Reorganization Agreement, the Plan of Merger and the Option Agreement constitute legal, valid and binding obligations of LSB, each of which is enforceable against LSB in accordance with its respective terms, in each such case subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership, or other similar laws from time to time in effect relating to or affecting the enforcement of rights of creditors of FDIC-insured institutions or the enforcement of creditors' rights generally, (ii) laws relating to the safety and soundness of depository institutions and their holding companies, and (iii) general principles of equity, and except that the availability of equitable remedies or injunctive relief is within the discretion of the appropriate court.

       b. Neither the execution and delivery of this Reorganization Agreement, the Plan of Merger and the Option Agreement in the case of LSB, or the Bank Merger
Agreement in the case of Lexington and Community, nor consummation of the transactions contemplated hereby or thereby, nor compliance by LSB or Lexington or Community with any of the provisions hereof or thereof shall
(i) conflict with or result in a breach of any provision of the articles of incorporation, charter or by-laws of LSB or any LSB Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any material property or asset of LSB or any LSB Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, which breach, default, right, lien, charge, or encumbrance would have a Material
Adverse Effect, or, (iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to LSB or any LSB Subsidiary.

2.6    Securities Documents and Reports

       LSB has timely filed all Securities Documents required by the Securities Laws since December 31, 1987, and such Securities Documents complied in all material respects with the Securities Laws as in effect at the times of such filings. LSB and the LSB Subsidiaries have in all material respects timely filed all reports required to be filed with the Federal Reserve Board, the FDIC and the State Board and such reports complied in all material respects with applicable law and regulations as in effect at the times of such filings.

2.7    Financial Statements; Minute Books

       The Financial Statements of LSB fairly present or will fairly present, as the case may be, the consolidated financial position of LSB and the LSB
Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect) in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis (except as stated therein). The minute books of LSB and the LSB Subsidiaries contain legally sufficient records of all meetings and other corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

2.8    Material Adverse Change

       LSB has not, on a consolidated basis, suffered any material adverse change in its business, financial condition, results of operations or prospects since
December 31, 1992.

2.9    Absence of Undisclosed Liabilities

       Neither LSB nor any LSB Subsidiary has any liability (contingent or otherwise) that is material to LSB on a consolidated basis or that, when combined with all similar liabilities, would be material to LSB on a consolidated basis, except as has been Previously
Disclosed and except for liabilities made in the ordinary course of its business consistent with past practices since the date of LSB's most recent Financial
Statements.

2.10   Properties

       a. LSB and the LSB Subsidiaries have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected on the consolidated balance sheet included in the Financial Statements of LSB as of December 31, 1992 or acquired after such date, except (i) liens for current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent,
(iv) dispositions and encumbrances for adequate consideration in the ordinary course of business, or
(v) as Previously Disclosed.

       b. All material leases pursuant to which LSB or any LSB Subsidiary, as lessee, leases real or personal property, are, with respect to LSB or the LSB
Subsidiary, valid and enforceable in accordance with their respective terms, in each such case subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership, or other similar laws from time to time in effect relating to or affecting the enforcement of rights of creditors of FDIC-insured institutions or the enforcement of creditors' rights generally, (ii) laws relating to the safety and soundness of depository institutions and their holding companies, and (iii) general principles of equity, and except that the availability of equitable remedies or injunctive relief is within the discretion of the appropriate court.

2.11   Environmental Matters

       a.   LSB and the LSB Subsidiaries are in
substantial compliance with all Environmental Laws.
Neither LSB nor any LSB Subsidiary has received any communication alleging that LSB or any LSB Subsidiary is not in such compliance and, to the best knowledge of LSB, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

       b. LSB has not received notice of any pending, and is not aware of any threatened, legal, administrative, arbitral or other proceedings, asserting
Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on LSB or any LSB Subsidiary of any liability arising under any Environmental Laws upon (i) LSB or any LSB Subsidiary,
(ii) any person or entity whose liability for any Environmental Claim LSB or any LSB Subsidiary has or may have retained either contractually or by operation of law, (iii) any real or personal property owned or leased by LSB or any LSB Subsidiary, or any real or personal property which LSB or any LSB Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (iv) any real or personal property in which LSB or any LSB Subsidiary holds a security interest securing a loan recorded on the books of LSB or any LSB Subsidiary. Neither LSB nor any LSB Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

       c.   With respect to all real and personal
property owned or leased by LSB or any LSB Subsidiary, or all real and personal property which LSB or any LSB
Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, LSB has provided BB&T with access to copies of any environmental audits, analyses and surveys that have been prepared relating to such properties (a list of all of which has been Previously Disclosed). To the best of LSB's knowledge, LSB and the LSB
Subsidiaries are in compliance in all material respects with all recommendations contained in any such environmental audits, analyses and surveys.

       d.   There are no past or present actions,
activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against LSB or any LSB Subsidiary or against any person or entity whose liability for any Environmental Claim LSB or any LSB Subsidiary has or may have retained or assumed either contractually or by operation of law.

2.12   Allowance for Loan Losses

       The allowance for loan losses reflected on the consolidated balance sheets included in the Financial
Statements of LSB is or will be adequate in the opinion of LSB's management in all material respects as of their respective dates under the requirements of generally accepted accounting principles applicable to banks and bank holding companies to provide for reasonably anticipated losses on outstanding loans net of recoveries.

2.13   Tax Matters

       a. LSB and the LSB Subsidiaries, and each of their predecessors, have timely filed (or requests for extensions have been timely filed and any such extensions have been granted and have not expired) all federal, state and material local (and, if applicable, foreign) tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Date, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective
Date. Neither LSB nor any of the LSB Subsidiaries will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

       b.   All federal, state and local (and, if
applicable, foreign) tax returns filed by LSB and the LSB Subsidiaries are complete and accurate in all material respects. Neither LSB nor any of the LSB
Subsidiaries is delinquent in the payment of any material tax, assessment or governmental charge. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed
(tentatively or otherwise) against LSB or any LSB
Subsidiary which have not been settled and paid. There are currently no agreements in effect with respect to LSB or any LSB Subsidiary to extend the period of limitations for the assessment or collection of any tax.
 No audit examination or deficiency or refund litigation with respect to such returns are pending.

2.14   Employee Benefit Plans

       a.   LSB has Previously Disclosed true and
complete copies of all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, deferred compensation, bonus or group insurance contracts and any other incentive, welfare or employee benefit plans or agreements maintained for the benefit of employees or former employees of LSB or any LSB Subsidiary together with
(i) the most recent actuarial and financial reports prepared with respect to any qualified plans, (ii) the most recent annual reports filed with any government agency, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

       b. Neither LSB nor any other LSB Subsidiary (or any pension plan maintained by any of them) has incurred any material liability to the Pension Benefit Guaranty
Corporation or the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code except liabilities to the Pension Benefit Guaranty
Corporation pursuant to Section 4007 of ERISA, all of which have been fully paid. No reportable event under
Section 4043(b) of ERISA has occurred with respect to any such pension plan.

       c.   Neither LSB nor any LSB Subsidiary
participates in, or has incurred any liability under
Section 4201 of ERISA for a complete or partial withdrawal from, a multiemployer plan (as such term is defined in ERISA).

       d. A favorable determination letter has been issued by the Internal Revenue Service with respect to each "employee pension plan" (as defined in Section 3(2) of ERISA) of LSB or any LSB Subsidiary to the effect that such plan is qualified under Section 401 of the Code and tax exempt under Section 501 of the Code. No such letter has been revoked or, to LSB's knowledge, threatened to be revoked and LSB does not know of any ground on which such revocation may be based. Neither
LSB nor any LSB Subsidiary has a material liability under any such plan that is not reflected on the consolidated balance sheet included in the Financial
Statements of LSB as of December 31, 1992.

       e.   Except as Previously Disclosed, no
prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under
Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any employee benefit plan maintained by LSB or any LSB Subsidiary (i) which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code, or
(ii) the correction of which would have a Material
Adverse Effect.

2.15   Certain Contracts

       a. Except as Previously Disclosed, neither LSB nor any LSB Subsidiary is a party to, is bound or affected by, or receives benefits under (i) any material agreement, arrangement or commitment whether or not made in the ordinary course of business (other than loans or loan commitments or certificates of deposit made in the ordinary course of banking business by Lexington or Community), or any agreement materially restricting its business activities, including, without limitation, agreements or memoranda of understanding with regulatory authorities, (ii) any agreement, indenture or other instrument relating to the borrowing of money by LSB or any LSB Subsidiary or the guarantee by LSB or any LSB
Subsidiary of any such obligation, which cannot be terminated within less than 30 days after the Closing
Date by LSB or the LSB Subsidiaries (without payment of any penalty or cost by LSB or an LSB Subsidiary),
(iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director or officer, which cannot be terminated within less than 30 days after the Closing Date by LSB or the LSB Subsidiaries (without payment of any penalty or cost by LSB or an LSB Subsidiary), or (iv) any contract, agreement or understanding with a labor union, in each case whether written or oral.

       b. Neither LSB nor any LSB Subsidiary is in default, which default would have a material adverse effect on LSB on a consolidated basis or the transactions contemplated herein, under any material agreement, commitment, arrangement, lease, insurance policy, or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

2.16   Legal Proceedings; Regulatory Approvals

       Except as Previously Disclosed, at the date hereof, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of LSB, threatened (or unasserted but considered by LSB to be probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against LSB or any LSB Subsidiary or against any asset, interest, or right of LSB or any LSB Subsidiary, or against any officer, director or employee of any of them that in any such case, if decided adversely, might have a Material Adverse Effect (or, in the case of threatened actions, suits, claims, governmental investigations or proceedings, is likely, in the reasonable judgment of LSB's Chief Executive Officer, after due inquiry of such other persons as may be necessary to make such a judgment, to have a Material Adverse Effect). Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of LSB and each of the directors and executive officers of LSB and each LSB Subsidiary, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any present or former director or officer of LSB or any LSB Subsidiary that might give rise to a claim for indemnification as contemplated by Section 4.13(a) hereof, and to the best of the knowledge of LSB and each of its directors and executive officers and each of the directors and executive officers of each LSB Subsidiary, there is no reasonable basis for any such action, suit or proceeding. To the knowledge of LSB, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein, in the Plan of Merger, the Option
Agreement, or the Bank Merger Agreement. No fact or condition (including but not limited to compliance with the CRA) relating to LSB or any LSB Subsidiary known to LSB exists that would prevent LSB or BB&T from obtaining all of the federal and state regulatory approvals contemplated herein.

2.17   Compliance with Laws

       Except as Previously Disclosed, each of LSB and the LSB Subsidiaries is in compliance in all material respects with all statutes and regulations (including, but not limited to, the CRA and regulations promulgated thereunder, the TILA and regulations promulgated thereunder and other consumer banking laws) applicable and material to the conduct of its business (except for any violations not material to the business, operations or financial condition of LSB and the LSB Subsidiaries on a consolidated basis), and neither LSB nor any LSB
Subsidiary has received notification that has not elapsed, been withdrawn or abandoned by any agency or department of federal, state or local government
(i) asserting a violation or possible violation of any such statute or regulation and which violation would have a Material Adverse Effect on a consolidated basis,
(ii) threatening to revoke any license, franchise, permit or government authorization, or (iii) restricting or in any way limiting its operations. Neither LSB nor any LSB Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that they enter into any of the foregoing.
Without limiting the generality of the foregoing, each LSB Subsidiary has timely filed all currency transaction reports required to be filed and taken all other actions required under the Currency and Foreign Transactions
Reporting Act, as amended, codified at 31 U.S.C. (S) 5301 et seq., and its implementing regulations.

2.18   Brokers and Finders

       Neither LSB nor any LSB Subsidiary nor any of their respective officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability of LSB or the LSB Subsidiaries for any fees or commissions in connection with the transactions contemplated herein, in the Plan of Merger or in the Option Agreement (except for fees to accountants and lawyers and The Carson Medlin Company).

2.19   Insurance

       LSB and the LSB Subsidiaries each currently maintain insurance in the amounts and for the coverages
Previously Disclosed. Except as Previously Disclosed, neither LSB nor any LSB Subsidiary has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond, and within the last three years, neither LSB nor any LSB Subsidiary has been refused any insurance coverage sought or applied for, and neither LSB nor any LSB Subsidiary has any reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of LSB or any LSB Subsidiary.

2.20   Repurchase Agreements

       Except as Previously Disclosed, or where no Material Adverse Effect would result: (i) with respect to all agreements currently outstanding pursuant to which LSB or any LSB Subsidiary has purchased securities subject to an agreement to resell, LSB and the LSB
Subsidiary have a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby; and (ii) with respect to all agreements currently outstanding pursuant to which LSB or any LSB
Subsidiary has sold securities subject to an agreement to repurchase, LSB and the LSB Subsidiary have not pledged collateral materially in excess of the amount of the debt secured thereby. Neither LSB nor any LSB
Subsidiary has pledged collateral materially in excess of the amount required under any interest rate swap or other similar agreement currently outstanding.

2.21   Deposit Accounts of Lexington and Community

       The deposit accounts of Lexington and Community are insured by the Bank Insurance Fund of the FDIC to the maximum extent permitted by federal law, and Lexington and Community have paid all premiums and assessments and filed all reports required to have been paid or filed under the FDIA.

2.22   Loans

       a. With respect to each loan on the books and records of LSB or any LSB Subsidiary, including unfunded portions of outstanding lines of credit and loan commitments: (i) such loan is a valid loan; (ii) its principal balance as shown on the books and records of LSB or any LSB Subsidiary is true and correct as of the last date shown thereon; (iii) all purported signatures on and executions of any document in connection with such loan are genuine; (iv) all related documentation has been signed or executed by all necessary parties;
(v) LSB and the LSB Subsidiaries have custody of all documents or microfilm records thereof related to such loan (as such documents relate to the matters described in clauses (i)-(iv) and (vi)-(vii) hereof); (vi) to the extent secured, such loan has been secured by valid liens and security interests which have been perfected;
and (vii) such loan is the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans on the books and records of LSB or any LSB
Subsidiary have been originated and administered in accordance with the terms of the underlying notes related thereto. Neither the terms of such loans, nor any of the loan documentation, nor the manner in which such loans have been administered and serviced, violates any federal, state or local law, rule, regulation or ordinance applicable thereto, including, without limitation, Regulation O of the Federal Reserve Board,
12 C.F.R. (S) 563.43, the TILA, Regulation Z of the
Federal Reserve Board, the Equal Credit Opportunity Act, as amended, and state laws, rules and regulations relating to consumer protection, installment sales and usury. Notwithstanding anything else contained in this
Section 2.22(a), the representations and warranties contained in this Section shall be considered to have been made only to the extent that nonconformance with such representation or warranty as to any loan or group of loans would (i) after giving effect to LSB's reserve for loan losses, have a Material Adverse Effect, or
(ii) except to the extent Previously Disclosed, cause
BB&T reasonably to conclude that the loan documentation and records maintained by LSB and the LSB Subsidiaries are not maintained in accordance with BB&T's lending procedures and requirements.

       b. LSB has Previously Disclosed all investments and loans, including loan guarantees, to which LSB or any LSB Subsidiary is a party with any director, executive, officer or 5% shareholder of LSB or any person, corporation, or enterprise controlling, controlled by or under common control with any of the foregoing.

2.23   Certain Information

       When the Proxy Statement is mailed, and at the time of the meeting of shareholders of LSB to vote upon the Plan of Merger, the Proxy Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by LSB relating to LSB and the LSB Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

2.24   Effect of Representations and Warranties

       The representations and warranties contained in this Article II are made for the purpose of assigning to LSB the economic risk of the material falsity or inaccuracy of those representations and warranties, or nonconformance of the facts related thereto. Any non-material falsity, nonconformity or inaccuracy in any representation or warranty (except for those expressed as being within the actual knowledge of LSB or any LSB
Subsidiaries or an officer thereof where such representation or warranty is made falsely) shall not form the basis for any claim by BB&T against LSB, any LSB Subsidiary, or any of their respective officers, directors or agents, that LSB, any LSB Subsidiary, or such officers, directors or agents, have made a willful, reckless or negligent misrepresentation or otherwise engaged in deceitful conduct. Nothing in this Section shall otherwise limit the right of BB&T to terminate this Agreement in accordance with Section 6.1 or take such other actions as are permitted by this Agreement.


                      ARTICLE III
            REPRESENTATIONS AND WARRANTIES
                       OF BB&T

       BB&T represents and warrants to LSB as follows:

3.1    Capital Structure of BB&T and BB&T-SC

         The authorized capital stock of BB&T consists of (i) 4,000,000 shares of preferred stock, par value
$2.50 per share, and (ii) 50,000,000 shares of BB&T
Common Stock, of which 32,246,028 shares are issued and outstanding. All outstanding shares of BB&T Common
Stock have been duly issued and are validly outstanding, fully paid and nonassessable. As of the date of this Agreement, BB&T has reserved 3,367,843 shares of BB&T
Common Stock for issuance under its benefit plans, convertible securities and Dividend Reinvestment Plan.
Except as set forth herein, there are no Rights authorized, issued or outstanding with respect to the capital stock of BB&T. None of the shares of capital stock of BB&T has been issued in violation of the preemptive rights of any person.

         The authorized capital stock of BB&T-SC
consists of 20,000,000 shares of common stock, of which 1,427,188 shares are issued and outstanding, and all of such shares are owned by BB&T. All outstanding shares of BB&T-SC Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable.
There are no Rights authorized, issued or outstanding with respect to the capital stock of BB&T-SC. None of the shares of capital stock of BB&T-SC has been issued in violation of the preemptive rights of any person.

3.2    Organization, Standing and
       Authority of BB&T

       BB&T is a corporation duly organized, validly existing and in good standing under the laws of the state of North Carolina, with full corporate power and authority to carry on its business as now conducted and is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operation, or business of BB&T on a consolidated basis. BB&T is registered as a bank holding company under the Bank
Holding Company Act.

3.3    Authorized and Effective Agreement

       a. BB&T has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement and the Option Agreement. The execution and delivery of this Reorganization Agreement and the Option Agreement and consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BB&T. This Reorganization Agreement and the Option Agreement constitute legal, valid and binding obligations of BB&T, in each such case enforceable against it in accordance with their respective terms subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws in effect from time to time relating to or affecting the enforcement of the rights of creditors of FDIC-insured institutions or the enforcement of creditors' rights generally, (ii) laws relating to the safety and soundness of depository institutions and their holding companies, and (iii) general principles of equity, and except that the availability of remedies or injunctive relief is within the discretion of the appropriate court.

       b. Neither the execution and delivery of this Reorganization Agreement nor the Option Agreement, in the case of BB&T, nor the Plan of Merger in the case of BB&T and BB&T-SC, nor the Bank Merger Agreement in the case of Branch Bank-SC, nor consummation of the transactions contemplated hereby or thereby, nor compliance by BB&T, BB&T-SC and Branch Bank-SC with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles of incorporation or by-laws of BB&T or any BB&T
Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of BB&T or any BB&T Subsidiary pursuant to any note, bond, mortgage, indenture, license, agreement or other instrument or obligation which would have a material adverse effect on the business, operations or financial conditions of BB&T and the BB&T Subsidiaries taken as a whole, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to BB&T or any BB&T Subsidiary.

3.4    Organization, Standing and
       Authority of BB&T Subsidiaries

       Each BB&T Subsidiary is a duly organized corporation, validly existing and in good standing under applicable laws. Each BB&T Subsidiary (i) has full power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operations, business or prospects of BB&T on a consolidated basis. BB&T-SC is registered as a bank holding company under the Bank Holding Company Act.

3.5    Securities Documents

       BB&T has timely filed all Securities Documents required by the Securities Laws since December 31, 1987 and such Securities Documents complied in all material respects with the Securities Laws as in effect at the times of such filings.

3.6    Financial Statements

       The Financial Statements of BB&T fairly present or will fairly present, as the case may be, the consolidated financial position of BB&T and the BB&T
Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and changes in cash flows for the periods then ended in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis.

3.7    Material Adverse Change

       BB&T has not, on a consolidated basis, suffered any material adverse change in its business, financial condition, results of operations or prospects since
December 31, 1992.

3.8    Legal Proceedings; Regulatory Approvals

       At the date hereof, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of BB&T, threatened against BB&T or any BB&T Subsidiary or against any asset, interest or right of BB&T or any BB&T
Subsidiary, or against any officer, director or employee of any of them that, if decided adversely, might have a material adverse effect on the financial condition, results of operations, business or prospects of BB&T on a consolidated basis. To the knowledge of BB&T, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger. No fact or condition (including but not limited to CRA compliance) relating to BB&T or any BB&T
Subsidiary known to BB&T exists that would prevent BB&T from obtaining all of the federal and state regulatory approvals contemplated herein.

3.9    Ownership of BB&T Subsidiaries

       The outstanding shares of capital stock or other ownership interests of the BB&T Subsidiaries are validly issued and outstanding, fully paid and nonassessable, and all such shares are directly or indirectly owned by BB&T free and clear of all liens, claims and encumbrances or preemptive rights of any person. No
Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of any BB&T Subsidiary and there are no agreements, understandings or commitments relating to the right of BB&T to vote or to dispose of said shares or other ownership interests.

3.10   Absence of Undisclosed Liabilities

       Neither BB&T nor any BB&T Subsidiary has any liability (contingent or otherwise) that is material to BB&T on a consolidated basis or that, when combined with all similar liabilities, would be material to BB&T on a consolidated basis, except as disclosed in the Financial
Statements of BB&T and except for liabilities made in the ordinary course of its business consistent with past practices since the date of BB&T's most recent Financial
Statements.

3.11   Allowance for Loan Losses

       The allowance for loan losses reflected on the consolidated balance sheets included in the Financial
Statements of BB&T is or will be in the opinion of BB&T's management adequate in all material respects as of their respective dates under the requirements of generally accepted accounting principles applicable to banks and bank holding companies to provide for reasonably anticipated losses on outstanding loans net of recoveries.

3.12   Tax Matters

       a. BB&T and the BB&T Subsidiaries, and each of their predecessors, have timely filed all federal, state and local (and, if applicable, foreign) tax returns required by applicable law to be filed by them
(including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, are contesting payment thereof in good faith, or have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Date, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Date which are not being contested in good faith. Neither BB&T nor any of the BB&T Subsidiaries will to BB&T's knowledge have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

       b.   All federal, state and local (and, if
applicable, foreign) tax returns filed by BB&T and the BB&T Subsidiaries are complete and accurate in all material respects. Neither BB&T nor any of the BB&T
Subsidiaries is delinquent in the payment of any tax, assessment or governmental charge, and none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed
(tentatively or otherwise) against BB&T or any BB&T
Subsidiary which have not been settled and paid. There currently are no agreements in effect with respect to BB&T or any BB&T Subsidiary to extend the period of limitations for the assessment or collection of any tax.

3.13   Compliance with Laws

       Each of BB&T and the BB&T Subsidiaries is in material compliance with all statutes and regulations
(including, but not limited to, CRA and regulations promulgated thereunder, TILA and regulations promulgated thereunder and other consumer banking laws) applicable and material to the conduct of its business (except for any violations not material to the business, operations or financial condition of BB&T and its subsidiaries taken as a whole), and neither BB&T nor any BB&T
Subsidiary has received notification that has not elapsed, been withdrawn or abandoned from any agency or department of federal, state or local government (i) asserting a violation or possible violation of any such statute or regulation, and which violations would have a material adverse effect on the business, operations or financial condition of BB&T and the BB&T Subsidiaries taken as a whole, (ii) threatening to revoke any license, franchise, permit or government authorization, or (iii) restricting or in any way limiting its operations. Neither BB&T nor any BB&T Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that they enter into any of the foregoing. Without limiting the generality of the foregoing, each BB&T Subsidiary has timely filed all currency transaction reports required to be filed and taken all other actions required under the Currency and Foreign Transactions Reporting Act as amended, codified at 31 U.S.C. (S) 5301 et seq., and its implementing regulations.


3.14   Certain Information

       When the Proxy Statement is mailed, and at all times subsequent to such mailing up to and including the time of the meeting of shareholders of LSB to vote on the Merger, the Proxy Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by BB&T relating to BB&T, including pro forma information insofar as it relates to BB&T and entities other than LSB and the LSB
Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

3.15   Employee Benefit Plans

       a. BB&T has Previously Disclosed a list of and provided LSB with access to true and complete copies of all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, deferred compensation, bonus or group insurance contracts and any other incentive, welfare or employee benefit plans or agreements maintained for the benefit of employees or former employees of BB&T or any BB&T
Subsidiary together with (i) the most recent actuarial and financial reports prepared with respect to any qualified plans, (ii) the most recent annual reports filed with any government agency, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

       b.   Neither BB&T nor any other BB&T Subsidiary
(or any pension plan maintained by any of them) has incurred any material liability to the Pension Benefit
Guaranty Corporation or the Internal Revenue Service with respect to any pension plan qualified under Section
401 of the Code except liabilities to the Pension
Benefit Guaranty Corporation pursuant to Section 4007 of
ERISA, all of which have been fully paid. No reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan.

       c.   Neither BB&T nor any BB&T Subsidiary
participates in, or has incurred any liability under
Section 4201 of ERISA for a complete or partial withdrawal from, a multiemployer plan (as such term is defined in ERISA).

       d. Except as Previously Disclosed, a favorable determination letter has been issued by the Internal
Revenue Service with respect to each "employee pension plan" (as defined in Section 3(2) of ERISA) of BB&T or any BB&T Subsidiary to the effect that such plan is qualified under Section 401 of the Code and tax exempt under Section 501 of the Code. No such letter has been revoked or, to BB&T's knowledge, threatened to be revoked and BB&T does not know of any ground on which such revocation may be based. Neither BB&T nor any BB&T
Subsidiary has a material liability under any such plan that is not reflected on the consolidated balance sheet included in the Financial Statements of BB&T as of December 31, 1992.

       e. No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any employee benefit plan maintained by BB&T or any BB&T Subsidiary
(i) which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code, or (ii) the correction of which would have a material adverse effect on the business, operations or financial condition of BB&T and the BB&T Subsidiaries taken as a whole.


                      ARTICLE IV
                       COVENANTS

4.1    Shareholders' Meeting

       LSB shall submit this Reorganization Agreement and the Plan of Merger to its shareholders for approval at a special meeting to be held as soon as practicable, and the Board of Directors of LSB shall recommend that the shareholders vote for such approval.

4.2    Proxy Statement; Registration Statement

       BB&T and LSB shall cooperate in the timely preparation and filing of the Registration Statement with the Commission and BB&T shall use its best efforts to cause such Registration Statement to be declared effective under the Securities Act, which Registration
Statement, at the time it becomes effective, and on the Effective Date, shall in all material respects conform to the requirements of the Securities Act and the general rules and regulations of the Commission under the Securities Act. The Registration Statement shall include the form of Proxy Statement for the meeting of LSB's shareholders to be held for the purpose of having such shareholders vote upon approval of this Reorganization Agreement and the Plan of Merger. LSB shall cause the Proxy Statement to be mailed to its shareholders. LSB will furnish to BB&T the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the Commission and again before any amendments are filed, and shall have the right to review and consult with BB&T on the form of, and any characterizations of such information included in, the Registration Statement prior to the filing with the

Commission. BB&T shall take all actions required to register or obtain exemptions from such registration for the BB&T Common Stock to be issued in connection with the transactions contemplated by this Agreement and the Plan of Merger under applicable state "Blue Sky" securities laws, as appropriate.

4.3    Bank Merger Agreement; Applications

       a. LSB shall cause Lexington and Community to execute and deliver the Bank Merger Agreement as soon as practicable following BB&T's request therefor and BB&T shall cause Branch Bank-SC to execute and deliver the Bank Merger Agreement at substantially the same time.

       b. LSB further agrees to approve, execute and deliver, and to cause appropriate LSB Subsidiaries to approve, execute and deliver, any amendment to this Agreement, the Plan of Merger and the Bank Merger
Agreement and any additional plans and agreements requested by BB&T to modify the structure of, or to substitute parties to, the transactions contemplated hereby, provided that such modifications do not adversely affect the economic benefits of such transactions or otherwise abrogate the covenants and other agreements contained in this Agreement.

       c. As promptly as practicable after the date hereof, BB&T and LSB shall submit applications for prior approval of the transactions contemplated herein to the Federal Reserve Board, the FDIC and the State Board, and/or any other federal, state or local government agency, department or body the approval of which is required for consummation of the Merger, the Bank
Mergers and the other transactions contemplated hereby and thereby. BB&T shall permit LSB to review in advance all such applications and will consult with LSB on all characterizations of the information relating to LSB or the LSB Subsidiaries; provided, however, that any such advance review by LSB shall be reasonably prompt. BB&T promptly shall furnish LSB with copies after filing of applications with these or any other regulatory agencies filed by BB&T or any BB&T Subsidiary. LSB and BB&T each represent and warrant to the other that all information concerning it and its directors, officers and shareholders and concerning its subsidiaries included
(or submitted for inclusion) in any such application shall be true, correct and complete in all material respects as of the date presented.

4.4    Best Efforts

       BB&T and LSB shall each use its best efforts in good faith, and each of them shall cause its subsidiaries to use their best efforts in good faith, to
(i) furnish such information as may be required in connection with and otherwise cooperate in the preparation and filing of the documents referred to in Sections 4.2 and 4.3 above or elsewhere herein, and
(ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger and the Bank Mergers, at the earliest possible date, including, without limitation, (a) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, provided that neither LSB nor any LSB Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of BB&T, and (b) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. Neither BB&T nor LSB shall take, or cause or to the best of its ability permit to be taken, any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger, or the Bank Mergers, provided that nothing herein contained shall preclude
BB&T from exercising its rights under the Option
Agreement.

4.5    Certain Accounting Matters

       a. LSB and BB&T shall consult and cooperate with each other concerning such accounting and financial matters as may be necessary or appropriate to facilitate the Merger and the Bank Mergers (taking into account
BB&T's policies, practices and procedures), including without limitation issues arising in connection with record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting practices.

       b. LSB shall between the date hereof and the Closing Date maintain (i) the ratio of total loan loss reserves to non-performing assets at not less than 1.00;
and (ii) its total loan loss reserves at not less than 1.25% of total loans.

       c.   LSB agrees, subject to its Board of
Directors' fiduciary duties and the limitations of federal and state law, to increase its dividend to an amount consistent with the amount requested by BB&T and the limitation contained in Section 4.8(b).

4.6    Investigation and Confidentiality

       LSB will keep BB&T advised of all material developments relevant to its business and to consummation of the Merger and the Bank Mergers, and BB&T will advise LSB of any material adverse change in its financial condition or operations and all material developments that are likely adversely to affect consummation of the Merger or the Bank Mergers. BB&T and LSB each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein, provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. BB&T and LSB agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this
Section 4.6 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations hereunder of, either party hereto. Each party hereto shall, and shall cause each of its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained in such investigation which is not otherwise publicly disclosed by the other party, said undertaking with respect to confidentiality to survive any termination of this Agreement pursuant to Section 6.1 hereof. In the event of the termination of this Agreement, each party shall return to the furnishing party or, at the request of the furnishing party, destroy and certify the destruction of all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

4.7    Press Releases

       BB&T and LSB shall agree with each other as to the form and substance of any press release related to this Reorganization Agreement and the Plan of Merger or the transactions contemplated hereby and thereby, and consult with each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary.

4.8    Forbearances of LSB

       Except with the prior written consent of BB&T, which consent shall not be withheld on an arbitrary basis or on a basis inconsistent with BB&T's interests as an acquiror of LSB, between the date hereof and the Effective Date, LSB shall not, and shall cause each LSB
Subsidiary not to:

            (a)  carry on its business other than in the
       usual, regular and ordinary course in
       substantially the same manner as heretofore conducted, or establish or acquire any new subsidiary or cause or permit any subsidiary to engage in any new activity or expand any existing activities;

            (b)  declare, set aside, make or pay any
       dividend or other distribution in respect of its capital stock that would cause the business combination contemplated hereby not to be accounted for as a pooling of interests, as determined by BB&T;

            (c)  issue any shares of its capital stock
       other than pursuant to the Option Agreement or the merger of Lexington with The Dorn Banking
       Company or the LSB Dividend Reinvestment Plan;

            (d)  issue, grant or authorize any Rights
       other than pursuant to the Option Agreement or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

            (e)  amend its articles of incorporation or
       by-laws; impose, or suffer the imposition, on any share of stock held by LSB in any LSB Subsidiary of any material lien, charge or encumbrance or permit any such lien to exist; or waive or release any material right or cancel or compromise any material debt or claim other than in the ordinary course of business;

            (f)  other than completion of the merger
       with The Dorn Banking Company, merge with any other corporation or bank or permit any other corporation, savings institution or bank to merge into it or consolidate with any other corporation, savings institution or bank; acquire control over any other firm, bank, corporation, savings institution or organization; or liquidate, sell or otherwise dispose of any assets or acquire any assets, other than in the ordinary course of its business;

            (g)  fail to comply in any material respect
       with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business except where LSB or any LSB Subsidiary is in good faith contesting the validity of any of the foregoing; or where the failure to so comply will not have a Material
       Adverse Effect;

            (h)  increase the rate of compensation of
       any of its directors, officers or employees, or pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees, except in a manner and amount consistent with past practice;

            (i)  enter into or substantially modify
       (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees; provided, however, that this subparagraph shall not prevent renewals of any of the foregoing consistent with past practice;

            (j)  solicit or encourage inquiries or
       proposals with respect to, furnish any
       information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, LSB or any LSB Subsidiary or any business combination with LSB or any LSB
       Subsidiary other than as contemplated by this Agreement; or authorize any officer, director, agent or affiliate of it to do any of the above;
       or fail to notify BB&T immediately if any such inquiries or proposals are received by, any such information is required from, or any such negotiations or discussions are sought to be initiated with, LSB or any LSB Subsidiary;

            (k)  enter into (i) any material agreement,
       arrangement or commitment not made in the ordinary course of business, including, without limitation, agreements or memoranda of understanding with regulatory authorities,
       (ii) any agreement, indenture or other instrument not made in the ordinary course of business relating to the borrowing of money by LSB or any LSB Subsidiary or guarantee by LSB or any LSB
       Subsidiary of any such obligation, (iii) any agreement, arrangement or commitment not cancellable by LSB without penalty or cost within 30 days after the Effective Date relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee (this clause shall not apply to the normal election of directors by shareholders and the election of officers by directors not pursuant to a specific agreement, arrangement or commitment not Previously Disclosed); or (iv) any contract, agreement or understanding with a labor union;

            (l)  change its lending, investment or asset
       liability management policies in any material respect except as may be required by applicable law, regulation, or directives, and except that after approval of the Plan of Merger by its shareholders LSB shall, and shall cause the LSB
       Subsidiaries to, cooperate in good faith with BB&T to adopt policies, practices and procedures consistent with those utilized by BB&T, effective on or before the Closing Date;

            (m)  change its methods of accounting in
       effect at December 31, 1992, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1992, except as required by changes in law or regulation; or

            (n) agree to do any of the foregoing.

4.9    Plan of Merger; Reservation of Shares

       a. On the Effective Date, the Merger shall be effected in accordance with the Plan of Merger attached hereto as Annex A. In this connection, BB&T undertakes and agrees (i) to adopt and to cause BB&T-SC to adopt the Plan of Merger; (ii) to vote the shares of BB&T-SC
Common Stock for approval of the Plan of Merger; and
(iii) to pay or cause to be paid when due the number of shares of BB&T Common Stock to be distributed pursuant to Article V of the Plan of Merger and any cash required to be paid for fractional shares pursuant to Article V, Paragraph 9 of the Plan of Merger.

       b. BB&T shall reserve for issuance such number of shares of BB&T Common Stock as shall be necessary to pay the consideration to be distributed to LSB's stockholders as contemplated in Article V, Paragraph 1 of the Plan of Merger. If at any time the aggregate number of shares of BB&T Common Stock remaining unissued
(or in treasury) shall not be sufficient to effect the Merger, BB&T shall take all appropriate action to increase the amount of the authorized BB&T Common Stock.


4.10   Certain Agreements

       BB&T shall enter into employment agreements with those LSB Employees as have been Previously Disclosed on the terms Previously Disclosed.

4.11   Closing; Articles of Merger

       The transactions contemplated by this Agreement, the Plan of Merger and the Bank Merger Agreement shall be consummated at one or more closings to be held at the executive offices of BB&T, or such other place as shall be agreed to by BB&T and LSB, on the first business day following satisfaction of the conditions to consummation of the Merger and the Bank Mergers set forth in
Article V hereof, such later date within 30 days thereafter as may be specified by BB&T, or such later date as the parties may otherwise agree. The Merger shall become effective upon the Effective Date, which shall be the time and date specified in the Articles of Merger evidencing the Merger, as filed with the Secretary of State of South Carolina. The Bank Mergers may be consummated as of the Effective Date or such later date as BB&T shall specify.

4.12   Affiliates

       LSB and BB&T shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of LSB within the meaning of Rule 145 promulgated by the Commission under the Securities Act.
LSB shall use its best efforts to cause each person so identified to deliver to BB&T at least 30 days prior to the Effective Date a written agreement providing that such person will not dispose of BB&T Common Stock received in the Merger except in compliance with the Securities Act and the rules and regulations promulgated thereunder.

4.13   Indemnification and Insurance.

       a. Prior to the Effective Date, each director of LSB, Lexington and Community and each officer of LSB, Lexington and Community who is currently entitled to indemnification pursuant to South Carolina Law shall be indemnified in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of or in connection with this Agreement, the Option
Agreement or any of the transactions contemplated hereby or thereby, by BB&T to the fullest extent permitted by law in effect at the time the act was committed against
(a) reasonable expenses, including attorney's fees, actually and necessarily incurred by him or her in connection therewith, and (b) reasonable payments made by him in satisfaction of any judgment, money decree, fine, penalty or settlement for which he may have become liable in any such action, suit or proceeding; provided, however, that BB&T will not indemnify any person against liability or litigation expense such person may incur on account of activities which were at the time taken known or believed by such person to be clearly in conflict with the best interest of LSB or BB&T or, with respect to any criminal action or proceeding, activities which the indemnitee had reasonable cause to believe were unlawful. To the fullest extent permitted by law, for all sums for which there is a right of indemnification, BB&T shall pay said sums from time to time in advance of the final disposition of the action, suit or proceedings; provided, however, that the payment of expenses incurred by a director or officer in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer) in advance of the final disposition of a proceeding shall be made only upon delivery to BB&T of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that the director or officer is not entitled to be indemnified under this Section or otherwise. BB&T agrees to take all actions as may be necessary and appropriate to authorize BB&T to pay the indemnification required by this Section, including without limitation, to the extent needed, making a good faith evaluation of the manner in which the claimant for indemnity acted and of the reasonable amount of indemnity due him and given notice to, and obtaining approval by, the shareholders of BB&T to the extent required by law.

       b. Following the Effective Date, each director of LSB, Lexington and Community and each officer of LSB, Lexington and Community who is currently entitled to indemnification pursuant to South Carolina law shall be indemnified, in accordance with BB&T-SC's by-law provisions, to the maximum extent permitted under South
Carolina and federal law, if applicable.

       c. BB&T agrees to purchase and to keep in force directors' and officers' liability insurance to provide coverage for actions or omissions by directors and officers of LSB, Lexington and Community for claims made for the period commencing with and after the Effective
Date; provided, however, that such insurance will be provided only if, and to the extent that, any similarly situated officer or director of BB&T is insured from time to time.

4.14   Employees and Employee Benefit Plans

       a. (i) Upon the Effective Date, each person who is an employee of LSB or the LSB Subsidiaries as of such Effective Date (individually an "Employee") shall automatically become an employee of the Surviving
Corporation (as defined in the Plan of Merger) or Branch
Bank-SC, as the case may be, upon substantially the same terms and conditions of employment, including compensation and benefits, and comparable responsibilities that each Employee had on the day before the Effective Date.

            (ii)  Each such Employee shall remain an
Employee for a period of at least two years following the Effective Date, subject to satisfactory performance of duties.

            (iii)  Notwithstanding Section 4.14(ii),
whether before or after the two year period described in such section, no Employee shall be terminated or have his or her salary reduced involuntarily as a result of the Merger. This Section 4.14(a)(iii) is not intended to confer, and should not be construed to confer, any right upon or contract in favor of any Employee of the Surviving Corporation.

            (iv)  Notwithstanding Sections
4.14(a)(i)-(iii), nothing contained herein shall restrict the ability of the Surviving Corporation or Branch Bank-SC to dismiss any Employee, if such dismissal is for "Just Cause." For purposes of this provision, termination for "Just Cause" shall include personal dishonesty or willful violation of any federal, state or local law, rule or regulation (other than traffic violations or similar offenses) or a final cease and desist order, conviction of a felony or of a misdemeanor involving moral turpitude, unethical business practices in connection with the Surviving
Corporation's business, misappropriation of the
Surviving Corporation's assets, incompetence, or intentional failure to perform stated duties. In addition to the foregoing, if any Employee is terminated within the two-year period for any reason and at any time, such termination shall be effected only if such termination shall have been approved in writing by any two of Raymond S. Caughman, Robert N. Hubbs and David S.
Hipp, or, if less than two of them are at the time employed by Branch Bank-SC, any two members of the Board of Directors of Branch Bank-SC who were, on the Effective Date, directors of LSB.

       b. Each Employee shall be eligible to receive group hospitalization, medical, life, disability and other benefits comparable to those provided to the present employees of BB&T without the imposition of any waiting period or limitation on pre-existing conditions;
provided, however, such benefits shall not in the aggregate to all Employees as a group be less in amount or value than those presently provided by LSB and the LSB Subsidiaries; and provided, further, that any Employee who is, on the Effective Date, entitled to 5 weeks of paid vacation per year shall continue to be entitled to 5 weeks paid vacation per year for the duration of the Employee's employment with BB&T and the BB&T Subsidiaries.

       c.   Following the Bank Mergers, LSB shall cause
Lexington's pension plan and 401(k) plan to be merged with the 401(k) plans maintained by BB&T and the BB&T
Subsidiaries or be terminated. The parties shall reach agreement as to the appropriate method of accomplishing this result (either termination or merger) as soon as practicable. If the LSB Plan is terminated, the rights and interests of the employees of LSB and the LSB
Subsidiaries in such plans shall become fully vested, with each participating Employee having the right or option either to receive the benefits to which they are entitled as a result of the termination of the Plan or to have such benefits "rolled" into the 401(k) Plan maintained by BB&T and the BB&T Subsidiaries for the benefit of their employees, and on the same basis and applying the same eligibility standards as would apply to employees of BB&T and the BB&T subsidiaries.
Following the Bank Mergers, the Employees of LSB and the LSB Subsidiaries shall be entitled to participate, to the same extent and on the same terms as the employees of BB&T, in any retirement, pension or similar plans in effect for the benefit of the employees of BB&T (other than any employee stock ownership plan established for the benefit of certain of BB&T's employees) which when considered as a whole for all Employees considered as a group shall be no less favorable in the aggregate than the benefits currently provided to the Employees of LSB, Lexington and Community.

       d. For purposes of participating in all plans and benefits of BB&T, such Employees shall receive credit for their period of service to LSB and the LSB
Subsidiaries for participation and vesting purposes only.

       e. Nothing in this Agreement shall detract from any rights of any Employee under any Previously
Disclosed written employment agreement, except as may otherwise be agreed to by any Employee.

       f.   To the extent that this Section 4.14
contemplates or requires the taking of action or forbearance by any subsidiary of BB&T, BB&T shall cause such subsidiary to take such action or to so forbear.

4.15   Forbearances of BB&T

       Except with the prior written consent of LSB, which consent shall not be arbitrarily or unreasonably withheld, between the date hereof and the Effective
Date, neither BB&T nor any BB&T Subsidiary shall:

       a. exercise the Option Agreement other than in accordance with its terms, or dispose of the shares of LSB Common Stock issuable upon exercise of the option rights conferred thereby other than as permitted or contemplated by the terms thereof;

       b.   enter into a merger or other business
combination transaction with any other corporation or person in which BB&T would not be the surviving or continuing entity after the consummation thereof;

       c. sell or lease all or substantially all of the assets and business of BB&T; or

       d. declare an extraordinary or special dividend or distribution on its common stock in an amount equal to more than 10% of BB&T's stockholders' equity as reflected on the Financial Statements of BB&T as of the three months ended prior to such payment.

4.16   Membership on the Board of Directors

       a. Upon consummation of the Merger, BB&T shall cause each of the members of the Board of Directors of LSB to become members of the Board of Directors of Branch Bank-SC and shall use its best efforts to cause such members to remain members of such board until they reach age 70, subject to the fiduciary duties of the members of the Board of Directors of Branch Bank-SC.
Further, BB&T shall cause (i) each such member's compensation to be the greater of (a) $8,400 per year
(plus $100 for each special meeting not held on the day of a regular board meeting), plus reasonable travel expenses, or (b) the compensation paid to the members of the Branch Bank-SC Board of Directors as of the Effective Date; and (ii) all benefits as have been Previously Disclosed which are presently provided to or made available to such members to be continued.

       b. Upon consummation of the Merger, BB&T shall cause two members of the board of directors of LSB designated by the board of directors of LSB (the "LSB
Designees") to become members of the Board of Directors of BB&T. Thereafter, for a period of at least five years, subject to the fiduciary duties of the members of the Board of Directors of BB&T, BB&T agrees to recommend to the Nominating Committee of the BB&T Board of Directors the nomination of the LSB Designees for reelection and inclusion as part of the slate of directors recommended by the Nominating Committee for the Board of Directors of BB&T. In the event that either or both of the LSB Designees is unable or unwilling to serve as a director during such five-year period, BB&T shall substitute, to the extent practicable and consistent with the limitations described in this subparagraph, a person or persons who as of the date hereof are members of the Board of Directors of LSB.
BB&T further agrees that after such five year period, subject to the fiduciary duties of the members of the BB&T Board of Directors, BB&T will continue to use its best efforts to recommend to the Nominating Committee of the BB&T Board of Directors the nomination to the BB&T
Board of Directors of at least one person who resides in the current LSB market area.

4.17   Community Benefits

       a. BB&T will maintain an operations center in Lexington for at least two years after the Effective
Date. BB&T will also consider locating facilities and expanding employment opportunities in LSB's current market area when doing so would not impose an economic burden on BB&T or be inconsistent with BB&T's business plans.

       b.   BB&T will make, or cause to be made,
charitable and civic contributions, consistent with its philosophy in making charitable or civic contributions, in the communities served by the LSB Subsidiaries in amounts of not less than $1 million between the date hereof and December 31, 1996. Larger contributions may be made in the form of five-year pledges. BB&T will consult with the persons who are directors of LSB on the Effective Date to determine which organizations will receive such contributions.

4.18   Dissenters' Rights

       LSB shall give BB&T prompt notice of any purported exercise of dissenters' rights and BB&T shall have the right to participate in all negotiations and proceedings with respect to any such demands. LSB shall not, without the prior written consent of BB&T, voluntarily make any payment with respect to, or settle or offer or agree to settle, any such demand for payment.


                       ARTICLE V
                 CONDITIONS PRECEDENT

5.1    Conditions Precedent -- BB&T and LSB

       The respective obligations of BB&T and LSB to effect the transactions contemplated by this Agreement shall be subject to satisfaction or waiver of the following conditions at or prior to the Effective Date:

            (a)  All corporate action necessary to
       authorize the execution, delivery and performance of this Reorganization Agreement, the Plan of Merger, the Option Agreement and the Bank Merger
       Agreement and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken, including without limitation the approval of the shareholders of LSB;

            (b)  The Registration Statement (including
       any post-effective amendments thereto) shall be effective under the Securities Act, and BB&T and LSB shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary and no proceedings shall be pending or to the knowledge of BB&T threatened by the Commission or any state "Blue Sky" securities administration to suspend the effectiveness of such Registration Statement; and the BB&T Common
       Stock to be issued as contemplated in the Plan of Merger shall have either been registered or be subject to exemption from registration under applicable state securities laws;

            (c)  Neither BB&T, any BB&T Subsidiary, LSB
       nor any LSB Subsidiary shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Reorganization Agreement; and

            (d)  LSB and BB&T shall have received an
       opinion of BB&T's counsel or tax advisor in form and substance satisfactory to LSB and BB&T substantially to the effect that the Merger and the Bank Mergers will constitute one or more reorganizations under Section 368 of the Code and that the shareholders of LSB will not recognize any gain or loss to the extent that such shareholders exchange shares of LSB Common Stock for shares of BB&T Common Stock.

5.2    Conditions Precedent -- LSB

       The obligations of LSB to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions at or prior to the Effective Date unless waived by LSB pursuant to Section 6.4 hereof:

            (a)  The representations and warranties of
       BB&T set forth in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization
       Agreement or consented to in writing by LSB
       (which consent may not be unreasonably withheld);


            (b)  BB&T shall have in all material
       respects performed all material obligations and complied with all material covenants required by this Agreement;

            (c)  BB&T shall have delivered to LSB a
       certificate, dated the Effective Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 5.1(a), 5.1(b), 5.1(e), 5.2(a), 5.2(c) and 5.2(f), to the
       extent applicable to BB&T, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of his knowledge, threatened that reasonably may be expected to have a material adverse effect on BB&T or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger or in the Bank Merger
       Agreement;

            (d)  LSB shall have received such opinions
       of the General Counsel to BB&T as to matters of North Carolina, and other counsel as to matters of federal law, as it shall reasonably request;

            (e)  All approvals of the transactions
       contemplated herein from the Federal Reserve
       Board, the FDIC, the State Board and any other state or federal government agency, department or body, the approval of which is required for the consummation of the Merger (but not the Bank
       Mergers), shall have been received and all waiting periods with respect to such approvals shall have expired; and

            (f)  LSB shall not have reasonably
       determined in good faith that there has been a material adverse change in the condition, operations or prospects of BB&T since
       December 31, 1992.

5.3    Conditions Precedent -- BB&T

       The obligations of BB&T to effect the
transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions at or prior to the Effective Date, unless waived by BB&T pursuant to Section 6.4 hereof:

            (a)  The representations and warranties of
       LSB set forth in Article II hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective
       Date as though made on and as of the Effective
       Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by BB&T (which consent may not be unreasonably withheld);

            (b)  The parties hereto shall have received
       all regulatory approvals required in connection with the transactions contemplated by this Reorganization Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, however, that no such approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of BB&T, would so materially adversely affect the business or economic benefits of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable or unduly burdensome;

            (c)  LSB shall have in all material respects
       performed all material obligations and complied with all material covenants required by this Agreement;

            (d)  LSB shall have delivered to BB&T a
       certificate, dated the Effective Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 5.1(a), 5.1(b), 5.3(a), 5.3(b) and 5.3(c), to the extent applicable to LSB, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of his knowledge, threatened that reasonably may be expected to have a Material
       Adverse Effect on LSB or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger;

            (e)  BB&T shall have received such opinions
       of counsel as it shall reasonably request;

            (f)  BB&T shall not have reasonably
       determined in good faith that there has been a material adverse change in the condition, operations or prospects of LSB, Lexington or Community since December 31, 1992;

            (g)  BB&T shall have received the written
       agreements from affiliates as specified in
       Section 4.12 hereof;

            (h)  BB&T shall have determined that the
       transactions contemplated herein qualify for accounting treatment as a pooling of interests;
       and

            (i)  Dissenters' rights pursuant to Section
       33-13-210 of the SCBCA with respect to the Merger shall not have been exercised by the holders of more than 10% of the outstanding LSB common stock.



                      ARTICLE VI
           TERMINATION, WAIVER AND AMENDMENT

6.1    Termination

       This Agreement may be terminated:

            (a)  at any time on or prior to the
       Effective Date, by the mutual consent in writing of the parties hereto;

            (b)  at any time on or prior to the
       Effective Date, by BB&T in writing if LSB has, or by LSB in writing if BB&T has, in any material respect, breached (i) any covenant or undertaking contained herein, in the Plan of Merger, in the Option Agreement or the Bank Merger Agreement, or
       (ii) any representation or warranty contained herein, which breach has been materially adverse, and, in the case of (i) or (ii), if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Date;

            (c)  on the Effective Date, by either party
       hereto in writing, if any of the conditions precedent to the obligations of such party to consummate the transactions contemplated hereby have not been satisfied or fulfilled;

            (d)  at any time, by either party hereto in
       writing, if any of the applications for prior approval referred to in Section 4.3 hereof are denied, and the time period for appeals and requests for reconsideration has run;

            (e)  at any time, by either party hereto in
       writing, if the shareholders of LSB do not approve the transactions contemplated herein;

            (f)  by either party hereto in writing, if
       the Effective Date has not occurred by the close of business on January 31, 1995;

            (g)  at any time, by either party hereto in
       writing if the BB&T Average Closing Price is less than $26.00 or higher than $36.00;

            (h)  at any time prior to April 30, 1994, by
       BB&T in writing, if BB&T determines in its sole good faith judgment that the financial condition, business or prospects of LSB are materially adversely different from what was reasonably expected by BB&T after the performance of its due diligence prior to the execution of this Agreement; provided that BB&T shall inform LSB upon such termination as to the reasons for BB&T's determination; and, provided further, that this Section 6.1(h) shall not limit in any way the due diligence investigation of LSB which BB&T may perform or otherwise affect any other rights which BB&T has after the date hereof and after April 30, 1994, under the terms of this Agreement; and

            (i)  at any time prior to April 30, 1994, by
       LSB in writing, if LSB determines in its sole good faith judgment that the financial condition, business or prospects of BB&T (as such condition, business or prospects may affect the market price of BB&T Common Stock) are materially different from what was reasonably expected by LSB after the performance of its due diligence prior to the execution of this Agreement; provided that LSB shall inform BB&T upon such determination as to the reasons for LSB's determination; and provided, further, that this Section 6.1(i) shall not limit in any way the due diligence investigation of BB&T which LSB may perform or otherwise affect any other rights which LSB has after the date hereof and after April 30, 1994, under the terms of this Agreement; and

            (j)  at any time, by either party hereto in
       writing, if such party determines in good faith that any condition precedent to such party's obligations to consummate the Merger and/or the Bank Mergers is or would be impossible to satisfy, provided that the terminating party has given the other party notice with respect thereto at least ten days prior to such termination and has given the other party a reasonable opportunity to discuss the matter with a view to achieving a mutually acceptable resolution.

6.2    Effect of Termination

       In the event this Agreement or the Plan of Merger is terminated pursuant to Section 6.1 hereof, both this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality and expenses set forth in Sections 4.6 and 7.1, respectively, shall survive any such termination and (ii) a termination pursuant to
Section 6.1(b) hereof shall not relieve the breaching party from liability for an uncured breach of the covenant or agreement giving rise to such termination.

6.3    Survival of Representations,
       Warranties and Covenants

       All representations, warranties and covenants in this Agreement or the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to be performed after the Effective Date, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive BB&T or LSB (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either BB&T or LSB, the aforesaid representations, warranties and covenants being material inducements to consummation by BB&T and LSB of the transactions contemplated herein.

6.4    Waiver

       Except with respect to any required regulatory approval, each party hereto by written instrument signed by an executive officer of such party, may at any time
(whether before or after approval of the Agreement and the Plan of Merger by the shareholders of LSB) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive
(i) any inaccuracies of the other party in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger, or (iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such waiver or amendment or supplement pursuant to Section 6.5 hereof executed after approval of this Agreement and the Plan of Merger by the shareholders of LSB shall reduce either the number of shares of BB&T Common Stock into which each share of LSB
Common Stock shall be converted in the Merger or the payment terms for fractional interests.

6.5    Amendment or Supplement

       This Agreement and the Plan of Merger may be amended or supplemented at any time by mutual agreement of BB&T and LSB subject to the proviso to Section 6.4 hereof. Any such amendment or supplement must be in writing and approved by their respective boards of directors.


                      ARTICLE VII
                     MISCELLANEOUS

7.1    Expenses

       Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Reorganization
Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that BB&T and LSB shall each bear and pay 50 percent for the cost of printing the Proxy Statement.
Notwithstanding the foregoing, BB&T shall reimburse LSB for all reasonable out-of-pocket expenses incurred by LSB in connection with the transactions contemplated by this Agreement if this Agreement is terminated;
provided, however, that BB&T's obligation to reimburse
LSB for such expenses shall not apply if LSB materially breaches any provision of this Agreement, the Plan of Merger, the Bank Merger Agreement or the Option
Agreement.

7.2    Entire Agreement

       This Agreement, the Plan of Merger, the Option
Agreement and the Bank Merger Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein. The terms and conditions of this Agreement, the Plan of Merger, the Option
Agreement and the Bank Merger Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Agreement, the Plan of Merger, the Option Agreement and the Bank Merger Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities other than as set forth in Sections 4.10, 4.13, 4.14 and 4.16 hereof.

7.3    No Assignment

       Neither of the parties hereto may assign any of its rights or obligations under this Reorganization
Agreement to any other person.

7.4    Notices

       All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by registered or certified mail, postage prepaid, addressed as follows:

       If to LSB:

            L.S.B. Bancshares, Inc. of South Carolina
            309 Columbia Avenue
            P.O. Box 8
            Lexington, South Carolina  29071
            Attention:  Raymond S. Caughman

       With a required copy to:

            Sinkler & Boyd, P.A.
            Suite 1200, The Palmetto Center
            1426 Main Street
            Columbia, South Carolina  29201
            Attention:  George S. King, Jr.

       If to BB&T:

            BB&T Financial Corporation
            223 West Nash Street
            Wilson, North Carolina  27893
            Attention:  John A. Allison IV

       With a required copy to:

            Arnold & Porter
            1200 New Hampshire Avenue, N.W.
            Washington, D.C.  20036
            Attention:  L. Stevenson Parker

7.5    Captions

       The captions contained in this Reorganization
Agreement are for reference purposes only and are not part of this Agreement.

7.6    Counterparts

       This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

7.7    Governing Law

       This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be applicable.

       IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

Attest                          BB&T FINANCIAL CORPORATION



                                By



(SEAL)



Attest                          L.S.B. BANCSHARES, INC.
                                OF SOUTH CAROLINA



                                By



(SEAL)

                                                 ANNEX A

                   PLAN OF MERGER OF
           L.S.B. BANCSHARES, INC. OF SOUTH
        CAROLINA WITH AND INTO BB&T FINANCIAL
             CORPORATION OF SOUTH CAROLINA

       PLAN OF MERGER ("Plan of Merger") dated as of
December 7, 1993, by and between L.S.B. BANCSHARES, INC.
OF SOUTH CAROLINA ("LSB"), a South Carolina corporation having its principal office at 309 Columbia Avenue, P.O.
Box 8, Lexington, South Carolina 29071 and BB&T
FINANCIAL CORPORATION OF SOUTH CAROLINA ("BB&T-SC"), a
South Carolina corporation having its principal office at 416 East North Street, Greenville, South Carolina, and joined in by BB&T FINANCIAL CORPORATION ("BB&T"), a North Carolina corporation having its principal office at 223 West Nash Street, Wilson, North Carolina 27893.


                  W I T N E S S E T H

       WHEREAS, LSB is a bank holding company
incorporated under the laws of South Carolina, the authorized capital stock of which consists of 5,000,000 shares of common stock, par value $2.50 per share ("LSB
Common Stock") of which, at the date hereof, 2,688,028 shares are issued and outstanding; and

       WHEREAS, BB&T-SC is a bank holding company incorporated under the laws of South Carolina, the authorized capital stock of which consists of 20,000,000 shares of common stock, par value $2.50 per share, 1,427,188 of which are issued and outstanding at the date hereof; and

       WHEREAS, BB&T is a bank holding company
incorporated under the laws of North Carolina, the authorized capital stock of which consists of 50,000,000 shares of common stock, par value $2.50 per share ("BB&T
Common Stock"), __________ of which are issued and outstanding at the date hereof, and 4,000,000 shares of preferred stock, par value $2.50 per share, none of which are issued or outstanding; and

       WHEREAS, the respective Boards of Directors of LSB, BB&T-SC and BB&T deem the merger of LSB with and into BB&T-SC, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective shareholders, and the respective

Boards of Directors of LSB, BB&T-SC and BB&T have adopted resolutions approving this Plan of Merger and, in the case of BB&T and LSB, an Agreement and Plan of Reorganization dated as of December 7, 1993
("Reorganization Agreement"); and

       WHEREAS, the Board of Directors of LSB has directed that this Plan of Merger and the Reorganization
Agreement be submitted to its shareholders for approval;

       NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree that the Plan of Merger shall be as follows:


                       ARTICLE I
       MERGER AND NAME OF SURVIVING CORPORATION

       Subject to the terms and conditions of this Plan of Merger, on the Effective Date (as hereinafter defined), LSB shall be merged with and into BB&T-SC pursuant to the provisions of, and with the effect provided in, Chapter 11 of the South Carolina Business
Corporation Act ("SCBCA") (said transaction being hereinafter referred to as the "Merger"). On the Effective Date, the separate existence of LSB shall cease and BB&T-SC, as the surviving corporation, shall continue unaffected and unimpaired by the Merger
(BB&T-SC as existing on and after the Effective Date being hereinafter sometimes referred to as the "Surviving Corporation"). The name of the Surviving
Corporation shall remain "BB&T Financial Corporation of
South Carolina."


                      ARTICLE II
         ARTICLES OF INCORPORATION AND BY-LAWS

       The Articles of Incorporation and the By-laws of BB&T-SC in effect immediately prior to the Effective
Date shall be the Articles of Incorporation and the By-laws of the Surviving Corporation, in each case until amended in accordance with applicable law.


                      ARTICLE III
                  BOARD OF DIRECTORS

       On the Effective Date, the Board of Directors of the Surviving Corporation shall consist of those persons serving as directors of BB&T-SC immediately prior to the Effective Date.


                      ARTICLE IV
                        CAPITAL

       Each share of capital stock of BB&T-SC issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding, and shall be an identical outstanding share of the Surviving Corporation.


                       ARTICLE V
     CONVERSION AND EXCHANGE OF LSB COMMON STOCK;
              FRACTIONAL SHARE INTERESTS

       On the Effective Date, except as provided in paragraphs 5, 8, 9 and 11 of this Article, each share of LSB Common Stock outstanding immediately prior to the Effective Date shall by virtue of the Merger be converted into and exchanged for the following number of shares of BB&T Common Stock (the "Exchange Ratio"):

             (a)  in the event that the BB&T Average
       Closing Price is equal to or less than $30.50 per share, that number (rounded to the nearest ten-thousandth) equal to the Adjustment Factor divided by $30.50;

             (b)  in the event that the BB&T Average
       Closing Price is greater than $30.50 and equal to or less than $36.00, that number (rounded to the nearest ten-thousandth) equal to the Adjustment
       Factor divided by the BB&T Average Closing Price;
       and

             (c)  in the event that the BB&T Average
       Closing Price is greater than $36.00, that number
       (rounded to the nearest ten-thousandth) equal to the Adjustment Factor divided by 36.00.

       In the event that BB&T shall have a record date between December 7, 1993 and the Effective Date for a special distribution to stockholders, a stock split, stock dividend or similar change in capitalization, an equitable and appropriate adjustment shall be made to Paragraph 1(a) and 1(c) hereof to reflect the effect of such distribution or change.

       The "BB&T Average Closing Price," as used herein, shall refer to the average of the reported closing price of BB&T Common Stock on the Nasdaq/National Market System on the ten trading days
("Computation Days") ending on the tenth business day prior to the Effective Date.

       The "Adjustment Factor," as used herein, shall refer to that number equal to 2.25 times the LSB
Book Value Per Share.

       The "LSB Book Value Per Share," as used
herein, shall mean LSB's book value per share as of the last day of the calendar month immediately preceding the Effective Date, as determined by Donald G. Jones &
Company, P.A., less any gain attributable to such book value between September 30, 1993 and the Closing Date as a result of any extraordinary gain (including, but not limited to, a sale of securities or other assets not in the ordinary course of business) recognized by LSB or The Dorn Banking Company.

       On the Effective Date, all shares of LSB
Common Stock owned beneficially by LSB or any subsidiary of LSB other than in a fiduciary capacity or in connection with a debt previously contracted and all shares of LSB Common Stock owned by BB&T or owned beneficially by any subsidiary of BB&T other than in a fiduciary capacity or in connection with a debt previously contracted shall be cancelled and no cash, stock or other property shall be delivered in exchange therefor.

       On and after the Effective Date, each holder of a certificate or certificates theretofore representing outstanding shares of LSB Common Stock (any such certificate being hereinafter referred to as a "Certificate") may surrender the same to BB&T or its agent for cancellation and each such holder shall be entitled upon such surrender to receive in exchange therefor certificate(s) representing the number of whole shares of BB&T Common Stock to which such holder is entitled as provided herein and a check in an amount equal to the amount of cash, without interest, to which such holder is entitled for any fraction of share under paragraph 9 of this Article. Until so surrendered, each Certificate shall be deemed for all purposes to evidence ownership of the number of shares of BB&T Common Stock into which the shares represented by such Certificates have been changed or converted as aforesaid. No dividend or other distribution payable with respect to the shares of BB&T Common Stock shall be paid to an entitled former shareholder of LSB until such shareholder surrenders his Certificate or Certificates representing LSB Common Stock for exchange as provided in this paragraph 6. Certificates surrendered for exchange by any person constituting an "affiliate" of LSB for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for certificates representing whole shares of BB&T Common
Stock until BB&T has received from such person the written agreement contemplated by Section 4.12 of the Reorganization Agreement.

       Upon the Effective Date, the stock transfer books of LSB shall be closed and no transfer of LSB
Common Stock by such holder shall thereafter be made or recognized.

       In the event that prior to the Effective
Date the outstanding shares of LSB Common Stock shall have been increased (other than upon consummation of the merger with The Dorn Banking Company or sales through the LSB Dividend Reinvestment Plan), decreased, or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split, or other like change in capitalization, all without BB&T receiving consideration therefor, then an appropriate and proportionate adjustment shall be made in the number and kind of shares of BB&T Common Stock to be thereafter delivered pursuant to this Plan of Merger and the Reorganization Agreement.

       Notwithstanding any other provision hereof, each holder of shares of LSB Common Stock who would otherwise have been entitled to receive a fraction of a share of BB&T Common Stock shall receive, in lieu thereof, cash in an amount equal to such fractional part of a share of BB&T Common Stock multiplied by the BB&T
Average Closing Price. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share. All fractional share interests of each holder shall be aggregated, and no such holder shall receive a cash payment equal to, or greater than, the BB&T Average
Closing Price.

       Promptly after the Effective Date, shares of LSB Common Stock held by holders who did not vote in favor of the Merger and who otherwise perfect dissenters' rights under Section 33-13-210 and 33-13-230 of the SCBCA shall not be converted into or become shares of BB&T Common Stock, but such shares of LSB
Common Stock shall represent only the right to receive the "fair value" of such shares as provided in Section
33-13-250 of the SCBCA. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such dissenters' rights, such shares of LSB Common
Stock shall thereupon be deemed to have been converted and become the applicable number of shares of BB&T
Common Stock as of the Effective Date without any interest thereon.

       Any other provision in this Plan of Merger or the Reorganization Agreement notwithstanding, no party hereto or agent thereof shall be liable to a holder of LSB Common Stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.


                      ARTICLE VI
             EFFECTIVE DATE OF THE MERGER

       Articles of Merger evidencing the transactions contemplated herein shall be delivered for filing to the Secretary of State of South Carolina. The Merger shall be effective at the time and on the date specified in such Articles of Merger (such date and time being herein referred to as the "Effective Date").


                      ARTICLE VII
                  FURTHER ASSURANCES

       If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of LSB, or otherwise carry out the provisions hereof, the proper officers and directors of LSB, as of the Effective Date, and thereafter the officers of the Surviving Corporation, acting on behalf of LSB, shall execute and deliver any and all property or assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the provisions hereof.

                     ARTICLE VIII
                 CONDITIONS PRECEDENT

       The obligations of BB&T, BB&T-SC and LSB to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Reorganization Agreement.


                      ARTICLE IX
              ABANDONMENT AND TERMINATION

       Anything contained in this Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of LSB, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement.


                       ARTICLE X
                     MISCELLANEOUS

       1.  This Plan of Merger may be amended or
supplemented at any time by mutual agreement of BB&T, BB&T-SC and LSB. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and shall be subject to the proviso in
Section 6.5 of the Reorganization Agreement.

       2. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

       3. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

       4. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of South Carolina applicable to agreements made and entirely to be performed in such jurisdiction, except to the extent federal law may be applicable.